EX-99.16(b)

Revised June 15, 2012

MUTUAL OF AMERICA CAPITAL MANAGEMENT CORPORATION

CODE OF ETHICS

(Rule 17j-1 and Rule 204A-1)

1.     Introduction and General Principles

Mutual of America Capital Management Corporation (sometimes referred to as “Capital Management,” “the Corporation” or “the Adviser”), is an indirect wholly owned registered investment adviser subsidiary of Mutual of America Life Insurance Company (“Mutual of America”).  Capital Management has established this Code of Ethics to assist it in properly carrying out its responsibilities and to fulfill the requirements of Rule 204A-1 under the Investment Advisers’ Act of 1940 (“Advisers’ Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”).

Capital Management places Customers’ interests first.  Capital Management has a relationship of trust with its Customers, carrying with it fiduciary duties to act in accordance with high ethical standards and to safeguard the interests of its Customers.  All of Capital Management’s Advisory Employees and Supervised Persons are expected to act in the best interests of Capital Management’s Customers at all times, and always to place the interests of the Customer above their personal interests and personal gain.  Capital Management’s Customers deserve, and Capital Management seeks to deliver to them, professionalism, honesty and integrity.

This Code of Ethics includes principles and procedures designed to maintain high standards of ethical behavior at Capital Management.  In cases where there is, or appears to be, a conflict of interest between a Capital Management Advisory Employee or Supervised Person and a Customer or Customers, that situation must be reported immediately to the Chief Compliance Officer (“CCO”) or General Counsel, and the matter shall be resolved in the best interests of the Customer.  If neither of those individuals is available, it must be reported to the highest ranking Capital Management officer available, who in turn, will advise the CCO or General Counsel, as soon as practical.

Capital Management recognizes its responsibility to ensure that it, its Advisory Employees, and Supervised Persons comply with the Federal Securities Laws and regulations as well as all other applicable federal and state laws and regulations.  Capital Management recognizes that its Advisory Employees and Supervised Persons must at all times act with fidelity to the interests of its investment advisory Clients, and in conformity with just and equitable principles.

Certain fundamental principles govern the activities of Capital Management’s Advisory Employees and Supervised Persons in regard to their personal investing activities and business conduct.  These principles include that such Advisory Employees and Supervised Persons: (1) have the duty at all times to place the interests of Clients first; (2) conduct all personal securities transactions consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; (3) must not take inappropriate advantage of their positions; (4) must safeguard Client information and nonpublic information from disclosure; and (5) must comply with the Federal Securities Laws and regulations and all other applicable federal and state laws and regulations by, among other things, strictly adhering to this Code of Ethics and the Corporation’s Compliance Manual, which includes the Corporation’s Compliance Program.

This Code of Ethics (sometimes referred to as the “Code”) establishes rules of conduct that govern personal investment activities of Capital Management’s Advisory Employees and Supervised Persons (Access Persons).  It gives effect to the prohibitions on fraudulent and manipulative practices set forth in Rule 17j-1 under the 1940 Act, the fiduciary standards under the Advisers Act and the requirements of Rule 204A-1 under the Advisers Act.  The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the Code will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty owed to a Client.  Failure to adhere to the standards of conduct and the requirements set forth in this Code of Ethics, and failure to comply with Federal Securities Laws and regulations, as well as all other applicable federal and state laws and regulations, may result in disciplinary action, up to and including termination of employment.

2.     Definitions

Certain terms as used throughout the Code of Ethics have the following meanings.

(a)   Access Person

Any Advisory Employee or Supervised Person of the Adviser who has access to nonpublic information regarding a purchase or sale of securities on behalf of a Client or nonpublic information regarding the portfolio holdings of any Reportable Fund, including affiliated mutual funds managed by Capital Management (currently Mutual of America Investment Corporation and Mutual of America Institutional Funds,) or who is involved in making securities recommendations to Clients or Reportable Funds, or who has access to such recommendations that are nonpublic.  Procedures for the designation of Access Persons are set forth in Section 11(a) of this Code.

(b)   Advisory Employee

This means: (i) any director, officer or employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities on behalf of any Client by the Adviser, or whose functions relate to the making of any recommendations with respect to purchases or sales of securities on behalf of Clients, which shall include investment accountants and certain other personnel in Mutual of America Life Insurance Company’s Finance Department and Office of Technology — Management Information Systems; and (ii) any natural person in a control relationship to the Adviser who obtains information regarding securities recommendations being made by the Adviser or purchases and sales by the Adviser’s Clients.

(c)   Beneficial Ownership

This shall have the meaning provided in Section 16 of the Securities Exchange Act of 1934 and shall include ownership by immediate family members who reside in the same household, such as a parent, spouse and children.

(d)   Business Day

Any day on which the New York Stock Exchange is open.

(e)   Client or Customer

Any person or entity for which the Adviser provides investment advisory services, including Investment Company Clients.

(f)    Equivalent Security

A security that has a substantial economic relationship or similarity to another security, including with respect to an equity security any convertible security, option or warrant relating to that security, and with respect to a fixed income security any security having the same issuer, maturity, coupon and rating.

(g)   Federal Securities Laws

This definition includes: the Securities Act of 1933 (15 U.S.C. 77a-aa); the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm); the Sarbanes-Oxley Act of 2002 (Pub.L. 107-204, 116 Stat. 745 (2002)); the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b); title V of the Gramm-Leach-Bliley Act (Pub.L. 106-102, 113 Stat. 1338 (1999); any rules adopted by the Commission under any of these statutes; and the Bank Secrecy Act (31 U.S.C. 5311-5332) as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury, all as they may be amended from time to time.

(h)   Independent Director

A director of the Adviser who would not be an “interested person” of the Adviser or any Investment Company Client within the meaning of Section 2(a)(19) of the 1940 Act and who does not have day-to-day involvement with the operations of the Adviser or any Investment Company Client.

(i)    Investment Company Client

A registered investment company under the 1940 Act for which the Adviser is the investment adviser.

(j)    Investment Personnel or Investment Person

The Chairman and Chief Executive Officer (“CEO”), the President, portfolio managers, research analysts, and traders of the Adviser, their supervisors, and any other Advisory Employee or Supervised Person who provides investment information and/or investment advice to any portfolio manager and/or helps execute any portfolio manager’s investment decisions.  Procedures for the designation of certain Investment Personnel or Investment Persons are set forth in Section 11(b) of this Code.

(k)   Reportable Fund

Any fund that is managed by Capital Management or any affiliate of Capital Management or made available under the Mutual of America Separate Accounts, and any fund whose investment adviser or principal underwriter controls Capital Management, is controlled by Capital Management, or is under common control with Capital Management.  For purposes of this section, control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.

(l)    Supervised Person

Any director, officer (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

3.     Restrictions on Personal Investing Activities

(a)   Black-out periods

No Access Person shall engage directly or indirectly in any securities activities in anticipation of a transaction on behalf of a Client.  Accordingly, securities transactions will not be permitted during certain periods as set forth below.

(i)       Access Persons other than Investment Personnel - same-day black-out

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership on any day during which the Adviser, on behalf of a Client, executes a purchase or sale transaction or has a pending “buy” or “sell” order in the same or an Equivalent Security.  Prior to executing any transaction described in the preceding sentence the Access Person must contact the Chairman and CEO of the Adviser, or his designee, and ascertain whether a transaction is pending or has been executed in the same security on behalf of a Client that is the subject of the Access Person’s personal transaction, or an Equivalent Security.

If an order on a Client’s behalf is pending, this prohibition shall continue until such order on behalf of the Client is executed or withdrawn.  This same-day black-out prohibition does not apply to transactions involving large cap securities (as noted in Section 3(b) of this Code), transactions that are conditional orders or sales of put or call options (as noted in subsection 3(c) of this Code), or personal securities transactions of an Independent Director, unless the Independent Director has actual knowledge of any pending trade or recommendation.  This same-day black-out prohibition continues to apply to transactions involving purchases of put or call options.

(ii)      Investment Person - seven day black-out

Except as noted below, no Investment Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within seven (7) calendar days prior to or after a transaction on behalf of a Client in the same or Equivalent Security.  Prior to the close of business on the second Business Day that the Investment Person works at his or her customary location following the seven (7) calendar day black-out period, the Investment Person must submit a Confirmation of Securities Transaction (“COST”) form to the Chairman and CEO of the Adviser or his designee.  Immediately prior to executing a personal securities transaction, the Investment Person must contact the Chairman and CEO of the Adviser or his designee, and ascertain the Corporation’s trading activity in the security involved, or an Equivalent Security, in the Investment Person’s personal securities transaction for the seven (7) calendar days prior to the day of the transaction.  Following the execution of a personal securities transaction, Investment Personnel must also contact the Chairman and CEO of the Adviser or his designee, and ascertain the Corporation’s trading activity in the security involved in a personal securities transaction, or an Equivalent Security, for seven (7) calendar days after the date of such transaction.  The findings resulting from these reviews must be set forth in the COST form.

The Chairman and CEO or his designee shall review the COST form and note if there was any trading in the security listed on the form on behalf of a Client of the Adviser during the seven (7) calendar day black-out period, initial the form and forward it to the CCO, or the CCO’s designee, for review and any other action that may be appropriate.  For example, if an Investment Person pre-clears a trade and executes it on Monday, August 1, the seven (7) calendar day period following the date of the personal securities transaction expires at the close of business on Monday, August 8 and the COST form is due by the close of business on Wednesday, August 10 (two (2) Business Days after the seven (7) calendar day black-out period ends).  If the Investment Person were to have taken vacation or sick leave, or if he or she were traveling on business, so that he or she was not in the office on Wednesday, August 10, the two (2) Business Day period to submit the COST form would commence on the day the Investment Person returned to work after the vacation or leave. In the event that the CCO determines that, under all the circumstances, the Investment Person should have filed the COST form despite not being in his or her customary workplace, the CCO can require the filing of a COST form within one (1) Business Day of notice, which may be oral, to the Investment Person.  This seven calendar day black-out prohibition does not apply to transactions involving large cap securities (as noted in Section 3(b) of this Code) or transactions that are conditional orders or sales of put or call options (as noted in Section 3(c) of this Code). This seven day black-out prohibition continues to apply to transactions involving purchases of put or call options.

(iii)     Index funds and Rebalancing

For the purposes of the same-day and seven day black-out restrictions contained in Sections 3(a)(i) and 3(a)(ii) above, a transaction that has been pre-cleared in accordance with the provisions set forth in Section 5 below, will not violate this Code and no investigation under subsection 3(a)(iv) below need be conducted, if the only trading in that security by the Adviser on behalf of Clients during the black-out period involves an index fund managed by Capital Management or a portfolio-wide rebalancing or reallocation.  Although such transactions will not violate seven day black-out restrictions for Investment Personnel, the filing of a COST form is still required.

(iv)     Investigation of Access Persons Personal Securities Transactions

Except as provided in subsection 3(a)(iii) above, in the event that an Access Person or Investment Person executes a trade which has been pre-cleared pursuant to Section 5, and a transaction is effected on a Client’s behalf in the same or Equivalent Security within the applicable black-out period, the CCO shall promptly investigate to determine if the Access Person or Investment Person had, or reasonably could have had, actual knowledge of the trade or of the intent to execute the trade on behalf of the Client at the time he or she executed the pre-cleared trade.  The CCO’s investigation will include an interview of the Chairman and CEO of the Adviser, the person or persons involved in recommending and authorizing the transaction on the Client’s behalf that took place within the black-out period, the Access Person or Investment Person who engaged in the transaction, and any other investigation deemed reasonably appropriate by the CCO.  In interviewing the Access Person or Investment Person involved in the transaction, the CCO must obtain a written statement from such person as to that person’s actual knowledge of the transaction on the Client’s behalf or any intent to execute the transaction on the Client’s behalf at the time of the pre-cleared trade and that they fulfilled all of their duties under this Code of Ethics to ascertain whether any such Client transactions were pending or executed during the applicable black-out period.

If the CCO’s investigation determines that the Access Person or Investment Person carried out all duties hereunder to ascertain any pending or executed Client transactions and had no knowledge of the transaction on behalf of a Client in the same or Equivalent Security at the time the Access Person or Investment Person executed the pre-cleared trade, then there is no violation of the black-out period and no violation of this Code.  If the result of the investigation shows that there was such knowledge on the part of the Access Person or Investment Person, then sanctions shall be imposed as set forth in Section 11(c) of this Code.

(b)               Transactions involving Large Cap Securities

Trades by Access Persons and Investment Personnel in securities contained in the Standard and Poor’s 500 Index as of the date of the pre-clearance under Section 5, below, are not subject to the same-day and seven day black-out restrictions contained in Sections 3(a)(i) and 3(a)(ii) above or the COST form requirement.

(c)                Conditional Orders/Put and Call Options

An Access Person who seeks to place a conditional order, i.e., a limit order, stop order, stop limit order, or good-til-cancelled order to purchase or sell a security or to buy or sell a put option or a call option must pre-clear such transaction in accordance with the Code.  In the case of a conditional order, the Access Person as part of the pre-clearance process, must identify the condition(s) that will trigger the transaction, i.e., the price limit and how long that conditional order will be effective.  If pre-clearance is granted, it shall be effective for the term of the conditional order.  If the Access Person cancels the conditional order, the Access Person must immediately notify the Chairman and CEO and CCO, or their designees, and the pre-clearance that has been granted immediately terminates.  When the order condition is satisfied and the order is executed, the Access Person must notify the Chairman and CEO and the CCO, or their designees, within two (2) Business Days after receiving notice from his or her broker, dealer or bank that the order was executed.  A pre-clearance issued for a conditional order expires when the conditional order is executed and any additional transactions require a new pre-clearance. Conditional orders that have been pre-cleared will not be subject to the same-day and seven day black-out restrictions contained in Sections 3(a)(i) and 3(a)(ii), above.

In the case of purchases or sales of put or call options, the Access Person as part of the pre-clearance process, must identify the condition(s) that will trigger the transaction, i.e., the strike price and how long the option will be effective.  If pre-clearance is granted, it shall be effective for the term of the option.  If the Access Person cancels the option, the Access Person must immediately notify the Chairman and CEO and CCO, or their designees, and the pre-clearance that has been granted immediately terminates.  If the option is executed, the Access Person must notify the Chairman and CEO and the CCO, or their designees, within two (2) Business Days after receiving notice from his or her broker, dealer or bank that the option was executed.  A pre-clearance issued for an option expires when the option is executed or has expired and any additional transactions require a new pre-clearance.  Sales of put and call options that have been pre-cleared will not be subject to the same-day and seven day black-out restrictions contained in Sections 3(a)(i) and 3(a)(ii), above.  Pre-cleared purchases of put and call options, however, remain subject to the same-day and seven day black-out restrictions contained in Sections 3(a)(i) and 3(a)(ii) above.

(d)     IPOs

Access Persons (other than Investment Personnel) may purchase securities in an initial public offering (“IPO”) only after obtaining written pre-clearance pursuant to Section 5.  Investment Personnel shall not purchase securities in any IPO.

(e)     Private Placements

No Access Person shall purchase any security in a private placement (a sale exempt from the registration requirements of the Securities Act of 1933) without first obtaining written pre-clearance pursuant to Section 5.

4.       Purchases and Sales Not Subject to Personal Investing Restrictions

Purchases and sales of the following securities are not subject to the provisions of Section 3 or Section 5 of this Code:

(a)                  purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control, including any account of the Access Person that is managed on a discretionary basis by a third party and with respect to which the Access Person does not in fact influence or control any transactions in such account;

(b)                  purchases or sales of securities which are not eligible for purchase or sale by any Client;

(c)                      purchases or sales of securities which are direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of money market funds and shares of registered open-end investment companies (“mutual funds”), Exchange Traded Funds, and units of unit investment trusts that are invested exclusively in one or more open-end funds (“Noncovered Securities”), provided that transactions and holdings in Reportable Funds and Exchange Traded Funds must be reported in accordance with Section 7 hereof;

(d)                     purchases or sales of securities that are non-volitional on the part of the Access Person;

(e)                      purchases effected upon exercise of rights conferred by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(f)                       purchases or sales in index options effected on a broad-based index if the Access Person has no prior knowledge of activity in such index by a Client; and

(g)                    purchases that are part of an automatic investment plan, including dividend reinvestment plans and purchases in a Reportable Fund through payroll deduction.

5.     Pre-Clearance of Securities Transactions

(a)   Submission of pre-clearance request

Access Persons (excluding each Independent Director unless such Independent Director has actual knowledge of any Client’s trades) must obtain written pre-clearance of their personal securities transactions (other than purchases or sales identified in Section 4 of this Code) from the Chairman and CEO of the Adviser, the President of the Adviser or their respective designees who have been named to provide written pre-clearance approval.  When the Chairman and CEO of the Adviser is seeking approval he shall obtain pre-clearance from the President of the Adviser or the respective designees in his absence.  Pre-clearance forms will be promptly furnished to the CCO, or the CCO’s designee.

(b)   Expiration of pre-clearance

Except as provided with respect to Conditional Orders/Put and Call Options in Section 3(c), above, written pre-clearance for specific transactions expire at the close of business on the second Business Day after the date the pre-clearance is issued.  For example, if a pre-clearance is signed on a Monday, it expires at the close of business on Wednesday.  If a transaction is not effected within two (2) Business Days after the date written pre-clearance is granted, the Access Person must resubmit a request for pre-clearance and receive approval in writing prior to effecting the subject transaction. A copy of each pre-clearance shall be provided promptly to the Fund’s CCO or the CCO’s designee.

(c)   Pre-clearance of private placements and IPOs

Pre-clearance of a private placement transaction or IPO (for non-Investment Personnel) will be granted only when a Client’s interests are not disadvantaged and such opportunity is not being offered to an individual by virtue of his or her position with the Adviser.  If given, the pre-clearance shall state the rationale supporting the acquisition of securities in an IPO or private placement. As provided in Section 3(d) above, Investment Personnel shall not purchase securities in any IPO.

6.     Other Restricted Activities

(a)   Gifts and Business Entertainment

Employees are prohibited from directly or indirectly soliciting any gift or thing of value and from accepting or making any cash payments or offers of cash payments to any person on account of the Corporation’s business.  Employees may not accept non-cash gifts or things of value totaling more than $100.00 in any calendar year from any one source where such non-cash gift(s) are in relation to an entity’s business with Capital Management, Mutual of America and its subsidiaries and affiliates.  Employees may not give to any person or entity employing such person non-cash gifts or things of value aggregating in excess of $100 per year where such payment is in relation to the business of the recipient’s employer with Capital Management, Mutual of America and its subsidiaries and affiliates.  Any such gifts by employees must have prior approval by the Chairman and CEO of the Adviser.  For purposes of these procedures, a gift or thing of value does not include modest items of food and refreshments, such as soft drinks, coffee and donuts, offered other than as part of a meal or business entertainment or items with little intrinsic value, such as greeting cards, plaques, certificates, and trophies, which are intended solely for presentation.

Employees may accept or provide business entertainment.  Business entertainment includes any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event, including such business entertainment offered in connection with an educational event or business conference, in which the employee accompanies and participates with the giver or recipient irrespective of whether any business is conducted during, or is considered attendant to, such event.  However, business entertainment shall not be so frequent or so expensive as to raise any question of propriety and it can not be preconditioned on the achievement of any sales target.

No employee may accept or provide any gift or business entertainment if doing so would be in violation of any law or regulation or would expose either the giver or recipient or their respective employers to any civil liability to any governmental authority or agency.  Additionally, and in accordance with Mutual of America’s “Conflict of Interest Policy,” all employees should avoid accepting or giving gifts or favors that might appear to be given or accepted for the purpose of influencing the employee in performing his or her duties.

Employees who give or receive gifts must report any such gifts in writing within 30 days of the end of each quarter on forms provided by the CCO.

This subsection does not apply to gifts or business entertainment occurring between and among Capital Management, its employees and Mutual of America, its subsidiaries and affiliates or their officers or employees.

(b)   Service as a director

No Access Person, other than an Independent Director, shall serve on the board of directors of a publicly traded company without obtaining prior written clearance from the Chairman and CEO of the Adviser or his designee, or the General Counsel when the Chairman and CEO is seeking approval.

(c)   Recommendations when interested

No Access Person shall recommend or authorize any securities transaction, including a private placement, to a Client without disclosing any direct or indirect interest he or she (including immediate family members) has in the transaction, securities or the issuer, including any compensation, ownership position held with the issuer or its affiliates, or any present or proposed business relationship between the issuer (or its affiliates) and the Access Person or a party related to the Access Person.  Following a disclosure of a direct or indirect interest pursuant to this subsection, the Chairman and CEO of the Adviser, in consultation with the CCO and, as necessary, the Law Department, shall determine if the Access Person making the disclosure should be allowed to participate in the transaction.

7.     Reporting

(a)   Initial and annual holdings reports

Each Access Person, other than an Independent Director, shall disclose all securities and Reportable Funds in which the Access Person has direct or indirect Beneficial Ownership, except securities described under Section 4(a) and 4(c) of this Code, within 10 days of becoming an Access Person and within 30 days of the end of each calendar year.  Each holdings report shall use the form approved and distributed by the CCO and shall state the title and type, the exchange ticker symbol or CUSIP number, number of shares and principal amount of the security involved, the name of any broker, dealer or bank with whom an account is maintained, and shall be current as of a date no more than 45 days prior to the date the person became an Access Person or the filing of the report, as the case may be, and shall reflect the date submitted.

(b)   Quarterly transaction reports

Each Access Person shall report to the Adviser every transaction in a security, Exchange Traded Fund or a Reportable Fund in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, except purchases and sales of securities listed in Section 4(a), 4(c) and 4(g) of this Code, whether or not a transaction covered by this Code takes place.  A quarterly report is due within 30 days after the end of each calendar quarter, and each report must indicate the date it is submitted by the Access Person.  Each quarterly report shall be on the form approved and distributed by the CCO and shall state the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which it was effected; the name of the broker, dealer or bank with or through whom the transaction was effected; and the name of the broker, dealer or bank with whom any account has been established and the date thereof.  The Access Person is permitted to rely upon the statements and confirmations sent directly to the CCO under Section 7 (d), below, but must certify that there are no other transactions outside of those statements and confirmations that should be reported under the requirements of this Code of Ethics.

(c)   Quarterly reports by Independent Directors

An Independent Director shall not be required to make any quarterly report required under 7(b) above or supply confirmations or account statements if such person would be required to make any such a report solely by reason of being a director of the Adviser, unless the director, at the time of the director’s transaction in a security (other than a Noncovered Security listed in Section 4(c)), knew or, in the ordinary course of fulfilling his or her official duties as a director of the Adviser should have known, that during the 15-day period immediately before or after the date of the transaction such security was purchased or sold by a Client or that the Adviser intended to purchase or sell such security on behalf of a Client.

(d)   Identification of accounts and brokerage statements

Access Persons, other than Independent Directors, are required to notify the CCO of accounts with any broker, dealer, or bank in which any securities are held for the direct or indirect benefit of the Access Person, which includes accounts in which the Access Person has Beneficial Ownership. The CCO may require the Access Person to direct that duplicate copies of confirmations of all personal security transactions in such accounts and copies of periodic statements for such accounts be provided to CCO on a timely basis.  For any newly opened accounts, Access personnel must inform the CCO prior to the execution of any transaction within such account.

(e)   Disclaimer

Any report under this section may contain a statement declaring that the reporting or recording of any such holding or transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the security(ies) reported.

8.     Review of Reports

Reports required to be made pursuant to Section 7 of this Code shall be provided to the Adviser’s CCO, or the CCO’s designee who shall review the reports in light of the requirements of the Code of Ethics.

9.     Standard of Conduct

All Advisory Employees and Supervised Persons of the Adviser are required to treat the interests of the Adviser’s Clients as paramount. This means that all actions of the Adviser’s Advisory Employees and Supervised Persons must be governed by the overriding principle that every action and decision must be made so as to further the interests of the Adviser’s Clients, to maximize the attainment of their investment goals and to safeguard nonpublic information about the Clients and their accounts, securities, policies, instructions and interests. No one among the Adviser’s Advisory Employees and Supervised Persons is permitted to utilize information or knowledge obtained in the course of performing duties as an employee or Access Person of the Adviser for personal gain or advantage, including gain or advantage of a family member or other person included in the definition of “Beneficial Ownership”, above.

10.  Certificate of Compliance

Each Access Person must certify in writing within 30 days of each calendar year end that he or she has: (a) read the Code which is then currently in force and understood it; (b) complied with the Code’s requirements during the past year; and (c) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code and (d) reported all violations of this Code, the Federal Securities Laws and regulations, and all other federal and state laws and regulations applicable to the Adviser to the CCO.

11.  Administration

(a)   Identification/Designation of Access Persons

The CCO, in consultation with the Chairman and CEO of the Adviser and, as may be necessary, the Law Department, shall designate those Advisory Employees or Supervised Persons who are Access Persons as defined in Section 2(a) of this Code.  In making such designations, the CCO shall consider the individual’s job functions and responsibilities for the Adviser; the individual’s access to portfolio trading systems or other portfolio related information; and the individual’s overall access to non-public information involving the investment decisions made or being considered by the Adviser.  The CCO shall make this determination for all new employees of the Adviser when they begin their employment and for Advisory Employees at the time they commence their activities on behalf of the Adviser and for any employee whose responsibilities are changed.  The CCO shall maintain a listing of all Access Persons in the Compliance files and shall periodically, but not less than annually, review the accuracy and completeness of all Access Person designations with the Chairman and CEO of the Adviser.

(b)   Identification/Designation of Investment Personnel

The CCO, in consultation with the Chairman and CEO of the Adviser and, as may be necessary, the Law Department, shall designate as Investment Personnel those Advisory Employees or Supervised Persons who provide investment information and/or advice to any portfolio manager and/or help execute any portfolio manager’s investment decisions.  In making such determination, the CCO shall consider the individual’s functions, responsibilities and interaction with the portfolio managers in providing investment information or advice or in the execution of the portfolio manager’s decisions.  The CCO shall maintain a listing in the Compliance files of all Investment Personnel and shall periodically, but not less than annually review the accuracy and completeness of such designations with the Chairman and CEO of the Adviser.

(c)   (i)  Reports of violations of the Code

The Adviser’s Advisory Employees and Supervised Persons are required to immediately report violations of this Code of Ethics, Federal Securities Laws and regulations as well as other applicable federal and state laws and regulations to the CCO in person, by e-mail, by telephone or in writing.  In the event that the CCO is not available to receive such notification the report should be made to the General Counsel.

(ii)   Violations and sanctions

Upon determining that there has been a violation of this Code, the Chairman and CEO of the Adviser, after considering the recommendation of and with the concurrence of the CCO and, as may be necessary, after consulting with the Law Department, Human Resources or other appropriate Departments, may impose such sanctions as he or she deems appropriate, including, among other things, disgorgement of profits to the Adviser or a charity, a letter of censure, or suspension or termination of the violator’s employment or position.  Transactions made in violation of paragraph 3(a)(i) or 3(a)(ii) of the Code shall be reversed and any resulting net profit, from the date of the trade that constitutes the violation to the date within the black-out period when the Client first took a position or added to a position in the same security, must be disgorged and, as directed by the Chairman and CEO of the Adviser, with the concurrence of the CCO, donated to a bona fide charity qualified under the Internal Revenue Code Section 501(c)(3).  For purposes of this Code, any transaction for the purposes of reversing a transaction in violation of paragraphs 3(a)(i) and 3(a)(ii) of the Code shall be considered non-volitional under this Code and not subject to the Code’s pre-clearance and black-out requirements.  If reversing the transaction is not possible, then the Chairman and CEO of the Adviser, with the concurrence of the CCO, shall determine an equitable method of handling the violation, including hypothetically reversing the transaction and calculating any financial benefit received by the Access Person or Investment Person, e.g., loss avoided that results from the inability to reverse the transaction and directing the disgorgement of an amount equal to such financial benefit

(iii)  No Retaliation

In the event that an Advisory Employee or a Supervised Person reports a violation of this Code of Ethics by another, any attempt at retaliation, harassment, threats or other improper behavior by the person reported against the person who made the report or that person’s family shall result in strict disciplinary measures, up to and including immediate dismissal from employment.

(d)   Reports to Boards of Directors of Investment Company Clients

At least annually, the Adviser’s CCO will furnish a written report to the Board of Directors of each Investment Company Client, (i) certifying that procedures reasonably necessary to prevent Access Persons from violating this Code have been adopted, and (ii) disclosing any significant conflicts of interests by Investment Personnel even if no violation of the Code has occurred, for example from directorships or stock ownership in companies whose securities are held by an Investment Company Client.

(e)    Reports to Clients

At least annually, the Adviser’s CCO will furnish a written report to each Client describing any issues that have arisen under this Code or procedures since the last report, including, but not limited to, information about material violations of the Code with respect to the Client’s account and sanctions imposed in response.

(f)    Permissible exceptions

The CCO, with the concurrence of the General Counsel and the CEO of the Adviser may allow an exception to a requirement of this Code to accommodate a rare or unusual situation or circumstance that was not contemplated by the Code provided that it does not result in any action or transaction that is contrary to the interests of the Capital Management’s Clients, misuse nonpublic information, or otherwise violate Capital Management’s fiduciary duties to its Clients.  Considerations for a request for an exception should include, among other things, whether the strict adherence to the Code requirement in the situation will cause unusual hardship to the employee seeking the exception and whether strict adherence to the Code requirements in the particular situation will result in formalistic, purely procedural, or repetitious paperwork that serves no substantive purpose in protecting the interests of the Capital Management’s Clients.  Any such exceptions must be fully documented and explain the basis for the granting the exception.  Further, the CCO shall provide a report to the Board of Directors at the next quarterly meeting of the Board following the granting of any exception.

(g)    Acknowledgment of receipt of Code

Each person receiving a copy of this Code of Ethics and any amendments must acknowledge receipt, in writing on the form supplied by the CCO, and must promptly return the signed form to the CCO.

12.   Effective Date

This Code has been approved by the Board of Directors of Mutual of America Capital Management Corporation and the Boards of Directors of Mutual of America Investment Corporation and Mutual of America Institutional Funds. The revised Code shall be effective beginning June 15, 2012 and, upon becoming effective, this Code will supersede in their entirety all previous Codes of Ethics and any revisions thereto of Mutual of America Capital Management Corporation.